EXHIBIT 99.1

Gevity Reports Fourth Quarter and Full Year 2006 Results

Compared to 2005, Full Year Adjusted Diluted Earnings Per Share Increased 13 Percent

    Company Sees Further Progress in 2007 Toward Strategic Goals

BRADENTON, Fla., Feb. 28, 2007 (PRIME NEWSWIRE) -- Gevity (Nasdaq:GVHR), which serves as the full-service human resources department for small and mid-sized businesses, announced today its 2006 results. Compared to 2005, the company grew its client portfolio, as measured by average number of paid client employees, while increasing profits, as measured by adjusted earnings per share. Gevity also improved its earnings quality by increasing the gross profit contribution from professional service fees, which grew at a faster pace than operating expense levels.

Earnings Per Share

Fourth quarter earnings per share increased 28.1% to $0.41 per diluted share compared to earnings per diluted share of $0.32 for the same period last year, adjusted for stock-based compensation expense. Shares outstanding were 25.7 million and 28.3 million for the fourth quarter of 2006 and 2005, respectively. Fourth quarter results included a lower than anticipated income tax provision primarily attributable to the cumulative impact of a reduction in the statutory blended rate of 1.5%.

Full year adjusted earnings per share increased 12.5% to $1.35 per diluted share, excluding a previously announced $0.03 net loss from a reinsurance contract loss and subsequent partial recovery, compared to $1.20 in 2005, adjusted for stock-based compensation expense. Shares outstanding were 26.8 million and 28.5 million for 2006 and 2005, respectively.

For an explanation and comparison of adjusted and GAAP financial results, see the "GAAP to Non-GAAP" reconciliation table and the "Use of Non-GAAP Financial Measures" within this release.

Revenue

Fourth quarter revenue increased 1.5% to $156.5 million compared to $154.2 million for the same period last year. Revenue growth in the quarter was primarily the result of a 14.4% increase in professional service fee per average client employees paid and a 3.5% decline in the average number of client employees paid.

For the full year, revenue increased 6.4% to $648.0 million from $608.8 million in 2005. Compared to last year, the average annualized professional service fees per paid client employee rose 12.0% and the number of average client employees paid increased 3.5%.

Gross Profit

Gross profit generated during the fourth quarter was $55.3 million compared to last year's result of $55.5 million. As previously reported, the insurance contribution to gross profit reflects a different composition than originally anticipated. The contribution from health was lower than expected due to higher premium and claims levels, which resulted in a health loss in the fourth quarter of approximately $4.5 million. This health loss was more than offset by a decrease in workers' compensation costs as a result of a $16.2 million reduction in previous years' loss estimates from continued favorable claims development that occurred in 2006. This reduction is comparable to the $14.5 million workers' compensation cost reduction in the fourth quarter of 2005.

For the full year, gross profit increased 4.5% to $203.8 million compared to $195.0 million in 2005. Professional service fees increased by 15.9% from $140.7 million in 2005 to $163.0 million in 2006. As a percentage of gross profit, professional service fees increased to 80.0% in 2006 from 72.2% last year and grew at a faster pace than operating expenses.

Operating Expenses

Fourth quarter operating expenses were $42.9 million, which was flat with adjusted operating expenses for the same period last year, adjusted for stock-based compensation expense.

Adjusted operating expenses for 2006, excluding a previously announced $1.65 million net loss from a reinsurance contract loss and subsequent partial recovery, increased 6.7% to $154.2 million compared to last year's adjusted operating expenses of $144.6 million, adjusted for stock-based compensation expense.

Operating expenses were higher in 2006 as a result of several previously reported investments designed to support growth. For 2007, measures have been implemented to achieve a better overall alignment between expenditures and growth objectives, including further budget reallocations in favor of Marketing and Information Technology, offset by downward adjustments in the budgets of support functions. In addition, a revised office opening schedule has been implemented under which new office openings will be linked to demonstrated market growth.

Client Employee Growth

The client portfolio, as measured by the number of average paid client employees, increased by 4,200 to reach 126,600 in 2006. The portfolio quality also further improved as evidenced by the fact that clients in 2006 were larger and generated higher professional service fees, on average, than clients in 2005. The company reported record retention levels in the first half of 2006 and early in the annual benefit enrollment process, client attrition was lower than anticipated. However, client employee attrition accelerated in the last two weeks of 2006 to higher than expected levels primarily as a result of the company's initiative to bring healthcare premiums up to retail rates. The characteristics of those clients that left are generally indicative of 'legacy' clients, whose primary objective had been to seek relief in healthcare premiums under the traditional PEO business model. The combined effect of production, attrition and change in existing client employees resulted in a year-end client employee count of 128,400, compared to 136,700 client employees at the end of 2005.

Update on Growth Strategy

Gevity's growth strategy, which aims to further increase profitable growth and expand industry leadership while seeking to deliver exceptional shareholder value, is an overlay over the company's efforts to transition both its value proposition as well as its business model. The overall performance during the year, seen in that context, has been positive, in that growth in client portfolio, revenues, and earnings were achieved in tandem with risk reduction, improved earnings quality, enhanced service delivery and further alignment of operations with the new value proposition and business model.

The growth strategy is comprised of five facets: intra-client, intra-market, new market, mid-market and acquisition opportunities. During the year, several important steps were taken to execute on this strategy, while adapting tactics where necessary.

At the intra-client level, 2006 saw the successful completion of the 'value proposition outreach' campaign, which resulted in a 15.9% increase in professional service fees during the year, elevating the contribution of service fees to gross profit to 80%.

To gain market share in existing markets greater flexibility was created for clients by offering additional health benefit options in 2006. Implementing this initiative, while bringing clients' health premiums to retail rates at the same time, proved to be challenging but constituted an essential step in the transition to a 100% recurring service fee business model. The recently published "Gevity's Vision" on the Investor Relations page of www.gevity.com provides more detail regarding the importance, benefits and accomplishments toward a 100% recurring service fee business model in an insurance risk-free environment.

With respect to the penetration of new markets, the company successfully met its 2006 plan of opening four offices. For 2007, as previously outlined, the approach has been adapted and office openings are expected to be in and around current markets, with the pace and timing of these openings linked to demonstrated growth within the market.

In reference to the mid-market segment, the company has recently regionalized its approach. The early results this year have been encouraging, as one new mid-market client was added in January.

The final facet of the growth strategy is a disciplined, strategic acquisition program. Recently announced was the purchase of HRAmerica, Inc., which provides Gevity with a technology platform to take the non co-employment version of its comprehensive HR solution, Gevity Edge Select(tm), to market on a broad scale. A non co-employment alternative, which is free of insurance risk sharing, provides the company with the ability to offer its comprehensive HR solution to businesses currently excluded in a co-employment environment as well as to companies which do not wish to enter into a co-employment arrangement. Full scale availability of the Gevity Edge Select offering substantially broadens Gevity's target markets and is expected to support growth acceleration. In addition, Gevity Edge Select is de-coupled from insurance and generates recurring fees only. Therefore, this acquisition represents a key step toward the goal of having revenues consist of 100% recurring fees by 2009.

"2006 marks the third consecutive year in which our portfolio has grown, our revenues were up and our earnings per share have increased. At the same time, we have reduced risk, improved the quality of our client portfolio and further improved the quality of our earnings," commented Erik Vonk, Gevity's Chairman and Chief Executive Officer.

2007 Outlook

For the full year 2007, the company expects continued growth in revenues, professional service fees, gross profit and average paid employees, building on the positive developments achieved in these metrics over the last four years.

                               2003       2004       2005       2006
                             --------   --------   --------   --------
 Average Paid Client
  Employees                    87,819    119,857    122,356    126,584

 Professional Service Fees   $ 97,376   $134,781   $140,698   $163,025

 Revenue                     $425,827   $585,481   $608,797   $647,967

 Gross Profit                $115,718   $179,341   $194,990   $203,777

  (in thousands, except for average paid client employees)

The company entered 2007 with 128,400 client employees and expects to increase this base during the year with improved production and retention. Production is expected to accelerate progressively throughout the year as a result of planned investments in Marketing and Information Technology, a regionalized mid-market effort, incremental volume generated by recently opened offices and the availability of Gevity Edge Select. Client employee retention is anticipated to increase in 2007 compared to 2006 as health benefits retail pricing is now in place and the portfolio consists predominately of clients that put a high value on the Gevity Edge(tm) solution, rather than on discounted insurance. The combined effect of these factors is projected to result in client employee growth beginning in the second quarter and accelerating to reach the company's long-term performance standard of 12% by year end as compared to 2006.

While operating expenses are anticipated to increase slightly in 2007, professional service fees are expected to grow at a more rapid pace and generate more than 80% of gross profit, surpassing prior year levels.

Based on anticipated client employee growth and adaptations in operating expense management, operating income growth percentage is anticipated to be in the low to mid-single digits while the effective tax rate is expected to return to more normalized levels. Earnings are subject to fluctuations in the effective tax rate, shares outstanding and contributions from insurance margins.

Gevity also expects to make further progress towards achieving a 100% recurring service fee business model in 2007 by upgrading its non co-employment technology, enhancing benefits administration support and establishing insurance distribution capability.

Mr. Vonk concluded, "As we distance ourselves further from our insurance arbitrage past, and with our operations more closely aligned to our strategic vision than ever before, we will continue making advances towards realizing our objectives and stated long-term performance standards."

Stock Repurchase Program

Pursuant to its $75 million share repurchase program authorized by the Board in August 2006, the company repurchased 1.2 million shares at a total cost of $26.8 million during the fourth quarter of 2006. For the full year, the company repurchased 2.4 million shares at a total cost of $53.9 million. Additionally, the company has acquired 0.3 million shares at a total cost of $6.7 million year-to-date through February 28, 2007, leaving $38.5 million remaining under its current authorization.

Earnings Conference Call

Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company's 2006 earnings results and learn more about the company's evolution. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 5760380. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to a webcast of the call live by visiting http://www.gevity.com/newsroom_and_events/calendar.html. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Microsoft, and at least a 28.8 KBPS connection to the Internet).

If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of www.gevity.com.

Use of Non-GAAP Financial Measures

This press release presents operating expenses and earnings per share for the fourth quarter and full year of 2005 and 2006 as adjusted for stock-based compensation expense and the reinsurance contract loss and subsequent partial recovery. In addition, the company presents in the attachments to this press release a condensed consolidated statement of operations on an adjusted basis that is not consistent with GAAP.

Gevity adjusted the results indicated for 2005 by giving effect to stock-based compensation expense that was not required under generally accepted accounting principles until 2006. Statement of Financial Accounting Standards 123R, "Share-based Payment" ("SFAS 123R"), was effective January 1, 2006 and began impacting the company's results of operations during 2006. In addition, Gevity excluded from the results indicated for 2006 the effect of the reinsurance contract loss and subsequent partial recovery in 2006.

The company has included non-GAAP financial information for the fourth quarter and full year of 2005 and 2006 because it believes generally that such information provides management and investors a more complete and transparent understanding of Gevity's results and trends and allows management and investors to compare the financial results on a consistent basis with the prior period. In addition, management uses the non-GAAP financial information for forecasting, budgeting and other analytical purposes. In particular, the adjustment for stock compensation expense was made to provide a more complete understanding of the trends between 2005 and 2006 in light of the fact that SFAS 123R was a new accounting pronouncement that was effective January 1, 2006. The adjustment for the reinsurance contract loss was provided because Gevity believes that this was a one-time loss due to the unusual nature of the liquidation proceedings pertaining to the Bermuda reinsurer.

The non-GAAP financial information provided in this press release may not be the same as similarly titled measures used by other companies, should not be construed as alternatives to their nearest GAAP equivalents, and should be only used in conjunction with results reported in accordance with GAAP. See the GAAP to Non-GAAP reconciliation included in the attached table.

About Gevity

Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity's Human Resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies.

Gevity delivers the Gevity Edge(tm), a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors.

Gevity's unique approach features Gevity OnSite(tm), experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine(tm) and Gevity OnCall(tm). For more information, visit gevity.com.

A copy of this press release can be found on the company's website at www.gevity.com.

Pursuant to the Private Securities Litigation Reform Act of 1995, the Company is hereby providing cautionary statements to identify important factors that could cause the Company's actual results to differ materially from forward-looking statements contained in, or implied by, this press release. Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," "projection," "preliminary," "forecast" and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict, such as risks relating to the following: to the Company's guidance, including the challenges to achieving the company's growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, the Company's dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers' compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in the Company's quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers' compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an "employer" due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company's filings with the Securities and Exchange Commission, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

                     GEVITY HR, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in $000's, except share and per share data)

                              For the
                          Three Months Ended       For the Year Ended
                             December 31,             December 31,
                        ---------------------     --------------------
                           2006        2005          2006       2005
                        ---------------------     --------------------

 Revenues               $ 156,455   $ 154,172     $ 647,967   $608,797
 Cost of services         101,181      98,655       444,190    413,807
                        ---------------------     --------------------

 Gross profit              55,274      55,517       203,777    194,990
                        ---------------------     --------------------
 Operating expenses:
   Salaries, wages and
    commissions            24,293      23,268        85,624     76,033
   Other general and
    administrative         15,112      14,902        54,746     49,312
   Reinsurance contract
    loss, net                  --          --         1,650         --
   Depreciation and
    amortization            3,472       3,528        13,878     14,635
                        ---------------------     --------------------
    Total operating
     expenses              42,877      41,698       155,898    139,980
                        ---------------------     --------------------

 Operating income          12,397      13,819        47,879     55,010
 Interest income,
  net                         493         310           727        978
 Other non-operating
  (expense), net              (21)        (38)         (169)        --
                        ---------------------     --------------------
 Income before income
  taxes                    12,869      14,091        48,437     55,988
 Income tax provision       2,261       4,197        13,174     18,610
                        ---------------------     --------------------
 Net income             $  10,608    $  9,894     $  35,263   $ 37,378
                        =====================     ====================

 Net income per
  common share -
  diluted               $    0.41    $   0.35     $    1.32   $   1.31
                        =====================     ====================

 Weighted average
  common shares
  outstanding -
  diluted                 25,706       28,291        26,790     28,534
                        =====================     ====================

                GEVITY HR, INC. AND SUBSIDIARIES
                GAAP TO NON-GAAP RECONCILIATION
          (in $000's, except per share data, unaudited)

 The table below reconciles the results of operations discussed in the attached press release and the following table that are presented on a non-GAAP basis to their nearest GAAP equivalent. See "Use of
 Non-GAAP Financial Measures" in the attached press release.

                            For the                   For the
                        Three Months Ended           Year Ended
                           December 31,             December 31,
                        ------------------    ----------------------
                          2006      2005         2006        2005
                        ------------------    ----------------------

 Salaries, wages and
  commissions - GAAP     $24,293   $23,268    $  85,624    $  76,033
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --     1,237           --        4,575
                         -----------------    ----------------------
 Salaries, wages and
  commissions - non-
  GAAP                   $24,293   $24,505    $  85,624    $  80,608
                         =================    ======================

 Operating expenses
  - GAAP                 $42,877   $41,698    $ 155,898    $ 139,980
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --     1,237           --        4,575
 Reinsurance contract
  loss, net (2)               --        --       (1,650)          --
                         -----------------    ----------------------
 Operating expenses
  - non-GAAP             $42,877   $42,935    $ 154,248    $ 144,555
                         =================    ======================

 Operating income -
  GAAP                   $12,397   $13,819    $  47,879    $  55,010
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --    (1,237)          --       (4,575)
 Reinsurance contract
  loss, net (2)               --        --        1,650           --
                         -----------------    ----------------------
 Operating income -
  non-GAAP               $12,397   $12,582    $  49,529    $  50,435
                         =================    ======================

 Income before income
  taxes - GAAP           $12,869   $14,091    $  48,437    $  55,988
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --    (1,237)          --       (4,575)
 Reinsurance contract
  loss, net (2)               --        --        1,650           --
                         -----------------    ----------------------
 Income before income
  taxes - non-GAAP       $12,869   $12,854    $  50,087    $  51,413
                         =================    ======================

 Income tax provision
  - GAAP                 $ 2,261   $ 4,197    $  13,174    $  18,610
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --      (371)          --       (1,519)
 Reinsurance contract
  loss, net (2)               --        --          627           --
                         -----------------    ----------------------
 Income tax provision
  - non-GAAP             $ 2,261   $ 3,826    $  13,801    $  17,091
                         =================    ======================

 Net income - GAAP       $10,608   $ 9,894    $  35,263    $  37,378
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --      (866)          --       (3,056)
 Reinsurance contract
  loss, net (2)               --        --        1,023           --
                         -----------------    ----------------------
 Net income - non-GAAP   $10,608   $ 9,028    $  36,286    $  34,322
                         =================    ======================

 Net income per common
  share - diluted -
  GAAP                   $  0.41   $  0.35    $    1.32    $    1.31
 SFAS 123 pro forma
  stock compensation
  expense (1)                 --     (0.03)          --        (0.11)
 Reinsurance contract
  loss, net (2)               --        --         0.03           --
                         -----------------    ----------------------
 Net income per common
  share - diluted -
  non-GAAP               $  0.41   $  0.32    $    1.35    $    1.20
                         =================    ======================

 (1) The company  adopted the  provisions  of  Statement  of  Financial
 Accounting  Standards  ("SFAS") No. 123R,  Share-Based  Payment ("SFAS
 123R"),  on  January  1,  2006,  utilizing  the  modified  prospective application  of  transition  and  therefore  has  not  restated  prior results. The prior period results shown above on a non-GAAP basis have been  reduced  for the  impact  of the pro  forma  stock  compensation expense  previously  reported on a pro forma basis under SFAS No. 123,
 Accounting  for  Stock-Based  Compensation.  For the three and  twelve month periods ended December 30, 2005, salaries, wages and commissions were increased by $1,237 and $4,575,  respectively,  and the provision for  income  taxes  was  reduced  by $371  and  $1,519,  respectively.
 Salaries, wages and commissions for the three and twelve month periods ended December 30, 2006 are shown as reported and include  stock-based compensation  expense  recorded  under  SFAS 123R of $662 and  $3,684,
 respectively,   and  a  related   tax  benefit  of  $206  and  $1,400,
 respectively, in the income tax provision.

 (2) Results for the year ended December 31, 2006, on a non-GAAP basis, exclude  the effect of a $1,650 net loss (and the  related  income tax benefit of $627) that the  company  recorded  in  connection  with the liquidation  proceedings of the company's reinsurance provider for its workers' compensation program.

                GEVITY HR, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP
         (in $000's, except share and per share data, unaudited)

 The following condensed consolidated  statements of operations are not presented  in  accordance  with  GAAP.  Each of the items  labeled  as
 "non-GAAP" has been  reconciled to its nearest GAAP  equivalent in the preceding table. As a result, the following should not be construed as an alternative to the statements presented in accordance with GAAP and should only be used in conjunction with results reported in accordance with GAAP.  See "Use of Non-GAAP  Financial  Measures" in the attached press release.

                          For the Three               For the
                           Months Ended              Year Ended
                            December 31,             December 31,
                      ----------------------    ----------------------
                         2006         2005         2006       2005
                      ----------------------    ----------------------

 Revenues             $ 156,455    $ 154,172    $ 647,967    $608,797
 Cost of services       101,181       98,655      444,190     413,807
                      ----------------------    ---------------------

 Gross profit            55,274       55,517      203,777     194,990
                      ----------------------    ---------------------
 Operating expenses:
   Salaries, wages
    and commissions
    (non-GAAP) (1)       24,293       24,505       85,624      80,608
   Other general and
    administrative       15,112       14,902       54,746      49,312
   Reinsurance
    contract loss,
    net (non-GAAP)(1)        --           --           --          --
   Depreciation and
    amortization          3,472        3,528       13,878      14,635
                      ----------------------    ---------------------
     Total operating
      expenses
      (non-GAAP) (1)     42,877       42,935      154,248     144,555
                      ----------------------    ---------------------

 Operating income
  (non-GAAP) (1)         12,397       12,582       49,529      50,435
 Interest income            493          310          727         978
 Other non-
  operating income
  (expense), net            (21)         (38)        (169)         --
                      ----------------------    ---------------------
 Income before
  income taxes
  (non-GAAP) (1)         12,869       12,854       50,087      51,413
 Income tax
  provision
  (non-GAAP) (1)          2,261        3,826       13,801      17,091
                      ----------------------    ---------------------
 Net income
  (non-GAAP) (1)      $  10,608    $   9,028    $  36,286    $ 34,322
                      ======================    =====================

 Net income per
  common share -
  diluted
  (non-GAAP) (1)      $    0.41    $    0.32    $    1.35    $   1.20
                      ======================    =====================

 Weighted average
  common shares
  outstanding -
  diluted                25,706       28,291       26,790      28,534
                      ======================    =====================

 (1) See the  preceding  GAAP to  Non-GAAP  Reconciliation  table for a discussion  of the non-GAAP  items and for the  reconciliation to the nearest GAAP equivalent.

                    GEVITY HR, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (in $000's)

                                      December 31,         December 31,
                                         2006                  2005
                                      ----------           -----------

                         ASSETS

 Current assets:
  Cash and cash equivalents           $   36,291           $   52,525
  Marketable securities -
   restricted                              4,478                4,314
  Accounts receivable, net               126,936              113,864
  Short-term workers'
   compensation receivable, net           35,354               32,552
  Other current assets                    15,927               15,713
                                      ----------           ----------
    Total current assets                 218,986              218,968

 Property and equipment, net              23,847               13,810
 Long-term marketable
  securities - restricted                  3,747                7,891
 Long-term workers'
  compensation receivable, net            85,872               95,766
 Intangible assets, net                   20,856               30,494
 Goodwill and other assets                21,252               20,940
                                      ----------           ----------
    Total assets                      $  374,560           $  387,869
                                      ==========           ==========

              LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
  Accrued payroll and payroll
   taxes                              $  163,410           $  152,940
  Accrued insurance premiums,
   health and workers'
   compensation insurance reserves        17,287               20,536
  Customer deposits and
   prepayments                            11,893                8,315
  Deferred tax liability, net             24,583               31,567
  Accounts payable and other
   accrued liabilities                    12,466               11,841
                                      ----------           ----------
    Total current liabilities            229,639              225,199
 Other long-term liabilities               2,869                7,255
                                      ----------           ----------
    Total liabilities                    232,508              232,454
 Total shareholders' equity              142,052              155,415
                                      ----------           ----------
    Total liabilities and
     shareholders' equity             $  374,560           $  387,869
                                      ==========           ==========

                      GEVITY HR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in $000's)

                                              For the Year Ended
                                                 December 31,
                                          ----------------------------
                                            2006               2005
                                          --------            --------

 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                              $ 35,263            $ 37,378
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization                           13,878              14,635
    Deferred tax (benefit)
     provision, net                         (7,368)             10,428
    Stock-based compensation                 3,684                 592
    Excess tax benefits from
     share-based arrangements               (3,349)                 --
    Provision for bad debts                    855                 598
    Other                                      226                  55
    Changes in operating working
     capital                                11,180              (3,160)
                                          --------            --------
    Net cash provided by operating
     activities                             54,369              60,526
                                          --------            --------

 CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchases of marketable
   securities and certificates
   of deposit                                 (363)             (5,293)
  Maturity of certificates of
   deposit                                      34              11,085
  Capital expenditures                     (14,198)             (6,240)
                                          --------            --------
    Net cash used in investing
     activities                            (14,527)               (448)
                                          --------            --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving
   credit facility                              --                  --
  Proceeds from exercise of stock
   options                                   6,755               5,154
  Excess tax benefits from
   share-based arrangements                  3,349                  --
  Dividends paid                            (8,913)             (7,454)
  Purchase of treasury stock               (57,267)            (46,029)
                                          --------            --------
    Net cash used in financing
     activities                            (56,076)            (48,329)
                                          --------            --------

 Net increase in cash and cash
  equivalents                              (16,234)             11,749
 Cash and cash equivalents -
  beginning of period                       52,525              40,776
                                          --------            --------
 Cash and cash equivalents -
  end of period                           $ 36,291            $ 52,525
                                          ========            ========

                     GEVITY HR, INC. AND SUBSIDIARIES
                              STATISTICAL DATA
                                (unaudited)

                                          4th Quarter       Percentage
                                       2006         2005      Change
                                      -------      -------  ----------

 Client employees at period end       128,427      136,687       -6.0%
 Clients at period end (1)              7,411        8,226       -9.9%
 Average number of client
  employees/clients at period
  end                                   17.33        16.62        4.3%
 Average number of client
  employees paid by month (2)         122,405      126,812       -3.5%
 Number of workers' compensation
  claims                                1,238        1,515      -18.3%
 Frequency of workers'
  compensation claims per one
  million dollars of workers'
  compensation wages (3)                 1.02  x      1.25  x   -18.4%
 Workers' compensation manual
  premium per one hundred dollars
  of workers' compensation
  wages (3), (4)                       $ 2.51       $ 3.05      -17.7%
 Workers' compensation billing
  per one hundred dollars of
  workers' compensation wages (3)      $ 2.17       $ 2.42      -10.3%
 Workers' compensation cost per
  one hundred dollars of workers'
  compensation wages (3)               $ 0.34       $ 0.44      -22.7%
 Client employee health benefits
  plan participation                       38%          38%       0.0%
 Annualized average wage per
  average client employees paid
  by month (5)                         $44,987      $42,843       5.0%
 Annualized professional service
  fees per average number of
  client employees paid by
  month (5), (6)                       $ 1,306      $ 1,142      14.4%
 Annualized total gross profit
  per average number of client
  employees paid by month (5)          $ 1,806      $ 1,751       3.1%
 Annualized adjusted operating
  income per average number of
  client employees paid by
  month (5), (7)                       $   405      $   397       2.0%

 (1) Client accounts as measured by individual  client Federal
     Employer Identification Number (FEIN).

 (2) The  average  number  of  client   employees  paid  by  month  is
     calculated  based  upon  the sum of the  number  of  paid  client employees  at the end of each  month  divided  by the  number  of months in the period.

 (3) Workers' compensation wages exclude the wages of clients electing out of the Company's workers' compensation program.

 (4) Manual  premium  rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

 (5) Annualized   statistical   information   is  based  upon   actual
     quarter-to-date  amounts which have been annualized (divided by 3 and  multiplied by 12) and then divided by the average  number of client employees paid by month.

 (6) The   annualized   professional   service   fees  is  based  upon
     information from the following table (in thousands):

                                       4th Quarter          4th Quarter
                                          2006                 2005
                                        --------             ---------
 Revenues:
   Professional service fees           $  39,974             $ 36,214
   Employee health and welfare
    benefits                              86,805               85,971
   Workers' compensation                  26,336               29,373
   State unemployment taxes and
    other                                  3,340                2,614
                                       -------------------------------
   Total revenues                      $ 156,455             $ 154,172
                                       ===============================

 (7) The fourth  quarter of 2005 is  adjusted to include the effect of
     $1.2  million  in  stock-based  compensation  in 2005  which  was recognized on a pro forma basis in 2005 and on an actual basis in
     2006 upon the  adoption  of SFAS 123R.  See the  related  GAAP to
     Non-GAAP  reconciliation  table  and "Use of  Non-GAAP  Financial
     Measures" in the attached press release.

                   GEVITY HR, INC. AND SUBSIDIARIES
                           STATISTICAL DATA
                              (unaudited)

                                         Twelve Months      Percentage
                                       2006          2005      Change
                                     --------     --------  ----------

 Client employees at period end       128,427      136,687       -6.0%
 Clients at period end (1)              7,411        8,226       -9.9%
 Average number of client
  employees/clients at period
  end                                   17.33        16.62        4.3%
 Average number of client
  employees paid by month (2)         126,584      122,356        3.5%
 Number of workers' compensation
  claims                                5,820        6,232       -6.6%
 Frequency of workers' compensation
  claims per one million dollars
  of workers' compensation
  wages (3)                              1.26  x      1.42  x   -11.3%
 Workers' compensation manual
  premium per one hundred
  dollars of workers'
  compensation wages (3), (4)         $  2.68      $  3.22      -16.8%
 Workers' compensation billing
  per one hundred dollars of
  workers' compensation wages (3)     $  2.30      $  2.62      -12.2%
 Workers' compensation cost per
  one hundred dollars of workers'
  compensation wages (3)              $  1.25      $  1.37       -8.8%
 Client employee health benefits
  plan participation                       38%          38%       0.0%
 Average wage per average client
  employees paid by month (5)         $41,044      $39,040        5.1%
 Professional service fees per
  average number of client
  employees paid by month (5), (6)    $ 1,288      $ 1,150       12.0%
 Total gross profit per average
  number of client employees
  paid by month (5)                   $ 1,610      $ 1,594        1.0%
 Adjusted operating income per
  average number of client
  employees paid by month
  (5), (7), (8)                       $   391      $   412       -5.1%

 (1) Client accounts as measured by individual  client Federal
     Employer Identification Number (FEIN).

 (2) The  average  number  of  client   employees  paid  by  month  is
     calculated  based  upon  the sum of the  number  of  paid  client employees  at the end of each  month  divided  by the  number  of months in the period.

 (3) Workers' compensation wages exclude the wages of clients electing out of the Company's workers' compensation program.

 (4) Manual  premium  rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

 (5) Statistical information is based upon actual year-to-date amounts divided by the average number of client employees paid by month.

 (6) Professional  service  fees are based upon  information  from the following table (in thousands):

                                       Twelve Months    Twelve Months
                                           2006             2005
                                       ------------     -------------
 Revenues:
   Professional service fees           $ 163,025          $ 140,698
   Employee health and welfare
    benefits                             352,017            331,215
   Workers' compensation                 106,075            114,778
   State unemployment taxes and
    other                                 26,850             22,106
                                       ----------------------------
   Total revenues                      $ 647,967          $ 608,797
                                       ============================

 (7) The twelve  months of 2006 is adjusted to eliminate  the effect of the $1.65 million net loss on a  reinsurance  contract as a result of the liquidation proceedings of the Company's reinsurer for its workers'  compensation  program. See the related GAAP to Non-GAAP reconciliation  table and "Use of Non-GAAP Financial Measures" in the attached press release.

 (8) The twelve months of 2005 is adjusted to include the effect of
     $4.6 million in stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of SFAS 123R.  See the related GAAP to Non-GAAP
     reconciliation table and "Use of Non-GAAP Financial Measures" in the attached press release.

CONTACT:  Gevity
          Investor and Media Relations
          Anne-Marie Megela, Vice President
          1.800.2GEVITY (1.800.243.8489), x4672
          annemarie.megela@gevity.com